THE TAIWAN FUND, INC. REVIEW
April 2007

HSBC Investments (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) declined by 0.8% in U.S. dollar terms in April. Foreign investors were net buyers and net bought NT$ 78.1 billion while local institutions and proprietary traders were net sellers and net sold NT$ 2.9 billion and NT$ 3.0 billion, respectively. In terms of sector performance, the cement sector was the best performing sector, up 7.4%. The textile sector also did well, up 6.1%, because of better performance from the polyester business. The steel sector managed to out-perform the TAIEX by rising 1.9%. The technology sector underperformed slightly and ended the month down 0.3%. The financial sector continued its under-performance, dropping 2.3%. On the economic front, Taiwan’s seasonally-adjusted unemployment rate rose by 0.03 percentage points to 3.94%. Real regular wages (inflation-adjusted) fell at an annualized rate of 0.4% in February. In March, export orders reached US$ 28 billion, with annual growth rate up to 12.8%.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 0.5% in April. Overweight positions in the Integrated Circuit (“IC”) design sector and underweight positions in the financial sector contributed positively to Fund performance. Overweight positions in the handset sector and the Printed Circuit Board (“PCB”) substrate sector negatively contributed to performance of the Fund.
Investment Strategy:
Despite mixed economic data in the United States, equities continued to reach new heights due to strong corporate earnings and mergers and acquisitions (‘M&A”) news. Also, the current earnings season of Taiwan’s major companies has yielded positive results. Against this backdrop, foreign investors have turned more aggressive on the TAIEX. Despite the return of foreign buying, the TAIEX failed to regain its strong momentum and did not reach prior high levels. After hitting a near-term high in mid-April, the TAIEX has consolidated within a range of 7,800 to 8,100 points. Daily trading volume has also shrunk markedly, demonstrating that local investors are more conservative at the current level. Apart from the fact that the index has run up significantly and technically needs to take a rest, technology seasonality, cashing out pressure for paying income taxes in May, and fear over China’s possible tightening measures during the Golden Week holiday have also prevented the index from rising further.
As foreign investors are the major buyers of Taiwan stocks at this point, large-cap stocks appear ready to perform better than smaller ones, especially semiconductor and Thin-Film Transistor Liquid-Crystal Display (“TFT-LCD”) related stocks as these two sectors’ recent analyst meetings suggest a strong outlook in the second half of 2007. Small- to medium-sized stocks that performed well in the first quarter of 2007 are facing selling pressure due to previous strong runs and/or disappointing results for the first quarter of 2007.
HSBC Investments (Taiwan) Ltd. (“HSBC Taiwan”) believes that the TAIEX is likely to consolidate in the near term, however, HSBC Taiwan does not expect any possible pull-back to be significant. As HSBC Taiwan expects the technology sector to experience better than normal seasonality in the second quarter of 2007 and also expects growth momentum for the second half of 2007 to remain strong, coupled with HSBC Taiwan’s view that the U.S. economy has shown signs of recovery (with improvements in corporate spending after completion of inventory digestion), HSBC Taiwan could start picking up stocks on the dip. HSBC Taiwan still favors technology, especially personal computer component, IC design, packaging and testing and networking and handset, believing the sector will be the leader for the index’s next rally. Sentiment towards asset plays, China plays and domestic demand plays in the near-term could be relatively weak due to delays in allowing Chinese tourists to visit Taiwan, as well as the Chinese government’s possible tightening policies. The medium-term outlook, however, remains promising. We will look for entry points if there is significant correction in these stocks.
Total Fund Sector Allocation

	% of	% of
As of 04/30/07	Total Fund	TAIEX
Semiconductor Manufacturing	14.7	13.65
PC & Peripherals	12.2	16.58
IC Design	10.9	3.73
Telecommunication	10.7	9.44
Electronic Components	8.3	2.84
Financial Services	7.5	14.41
Electronics	4.8	1.24
Iron & Steel	4.7	3.22
Construction	3.7	1.55
TFT-LCD	3.4	6.02
Transportation	2.9	2.28
Memory IC	2.8	2.73
Textiles	2.4	1.69
Tools – Hand Held	2.2	0.00
Plastics	2.0	9.97
Golf Equipment	1.9	0.00
Paper & Pulp	1.0	0.36
Chemicals	0.6	1.51
Others	0	2.06
Cement	0	1.14
Electric & Machinery	0	1.04
Automobile	0	0.92
Foods	0	0.96
Wholesale & Retail	0	0.79
Rubber	0	0.68
Elec. Appliance & Cable	0	0.58
Glass & Ceramics	0	0.33
Tourism	0	0.28
Securities	0	0.00
Total	96.7	100.00
Cash	3.3

Technology	67.8	56.23
Non-Technology	21.4	29.36
Financial	7.5	14.41
Total Net Assets: US$319.49Million
Top 10 Holdings of Total Fund Portfolio

As of 04/30/07	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	5.27

MediaTek, Inc.	5.20

D-Link Corp.	4.55

Taiwan Semiconductor Manufacturing Co. Ltd.	4.54

Merry Electronics Co., Ltd	4.19

Siliconware Precision Industries Co.	3.60

China Steel Corp.	3.57

Elan Microelectronics Corp.	3.49

Au Optronics Corp.	3.43

Cathay Financial Holding Co. Ltd.	3.36

Total	41.20

NAV: US$19.52 Price: US$18.00 Discount:-7.79% No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index(d)
One Month	-1.26	-0.79	-0.79
Fiscal Year to Date (c)	12.25	17.62	17.76
One Year	0.62	5.17	9.54
Three Years	12.60	8.68	12.81
Five years	7.02	6.23	N/A
Ten Years	-1.23	-2.57	N/A
Since Inception	10.35	10.82	N/A

(a) Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.
(b) Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.
(c) The Fund’s fiscal year commences on September 1.
(d) The TAIEX Total Return Index commenced 1/1/2003.

Market Data

	As of 03/30/07	As of 04/30/07
TAIEX	7884.41	7875.42
% change in NTD terms	-0.22	-0.11
% change in USD terms	-0.64	-0.79
NTD Daily avg. trading volume (In Billions)	113.32	107.05
USD Daily avg. trading volume (In Billions)	3.42	3.21
NTD Market Capitalization (In Billions)	19138.78	19863.37
USD Market Capitalization (In Billions)	578.39	596.22
FX Rate: (NT$/US$)	33.090	33.316

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee

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